Exhibit 10.15
SUBLEASE
1. PARTIES
          This Sublease is entered into as of January 30, 2009 (the “Sublease”), by and between CORT Business Services Corporation, doing business as CORT Furniture Rental, (hereinafter the “Sublessor”) with its principal office located at 11250 Waples Mill Road, Suite 500, Fairfax, VA 22030 and Atlantic Diving Supply Inc. dba ADS, Inc. (hereinafter the “Sublessee”), with its principal office being located at 477 Viking Drive, Suite 350 Virginia Beach, VA 23452. This Sublease is made under that certain Master Lease dated September 25, 2000, as further Amended by First Amendment on August 18, 2005, between Sublessor as Tenant, and Mission Trails, LLC A copy of the Master Lease and the First Amendment are attached hereto, marked Exhibit A, and incorporated herein by this reference.
2. DESCRIPTION OF PREMISES
          Sublessor hereby subleases to Sublessee, and Sublessee hereby sublets from Sublessor for the term, at the rental, and upon all of the conditions set forth herein, a portion of that certain real property located at 7401 Katelyn Court (the “Subleased Premises”), containing approximately 25,637 square feet of the premises on February 1, 2009. The Subleased Premises shall be delivered by Sublessor to Sublessee in “as-is” and broom clean condition.
3. PROVISIONS CONSTITUTING SUBLEASE
          This Sublease is subject to all of the terms, covenants, and conditions of the Master Lease, and Sublessee hereby agrees to assume and perform during the term of the Sublease each and all of the covenants and obligations of Sublessor as Tenant under said Master Lease except the payment of rent and other amounts thereunder to the Landlord under the Master Lease. All of the provisions and terms of the Master Lease are merged and incorporated herein except to the extent those terms are modified in this Sublease.
4. TERM
     4.1 This Sublease is for a term of two years, commencing February 1, 2009 and ending January 31, 2011. If Sublessee with or without Sublessor’s consent, remains in possession of the Premises or any part thereof after the expiration of the Term hereof, such occupancy shall be a tenancy from month to month upon all the provisions of this Sublease and the Master Lease pertaining to the obligations of Sublessee and either party may terminate the Sublease upon thirty (30) days prior written notice.
     4.2 Notwithstanding said commencement date, if for any reason Sublessor cannot deliver possession of the Subleased Premises on the above commencement date, Sublessor shall not be subject to any liability therefore, nor shall such failure affect the validity of this Sublease or the obligations of the Sublessee hereunder or extend the term hereof, but in such case Sublessee shall not be obligated to pay rent until possession of the Premises is tendered to Sublessee; provided however, that if Sublessor shall not have delivered possession of the Subleased Premises by February 20, 2009, Sublessee may, at Sublessee’s option, by notice in writing to Sublessor within ten (10) days thereafter, cancel this Sublease, in which event the parties shall be discharged from all obligations thereunder and the Sublease will terminate. If Sublessee occupies the Subleased Premises prior to said commencement date, such occupancy shall be subject to all provisions hereof, such occupancy shall not advance the expiration date and Sublessee shall pay rent for such period at the initial monthly rates set forth below.
     4.3 Sublessee shall have no right to exercise any options or right to extend the Master Lease beyond the initial term, nor any right of the first refusal under the Master Lease, except as provided for under a separate agreement between Landlord and Sublessee.
5. RENT
     5.1 The Rent under this Sublease shall be Three Hundred Seventy Two Thousand Dollars ($372,000) payable (except as set forth in Paragraph 14) without deduction, set off, abatement, or demand as follows, $15,000 per month for the period from February 1, 2009 until January 31, 2010 and $16,000 per month from February 1, 2010 until January 31, 2011, such Rent payable in advance on the first day of each calendar month. If the term of this Sublease commences on other than the first day of a month, then the installment of rent for such month shall be pro-rated and paid on the commencement date thereof. First month’s rent shall be due and payable upon execution of Sublease.
     5.2 Sublessee shall pay the rent as above provided and any other sums that may become due to Sublessor, as a result of Sublessee’s actions , at the following address:
CORT Business Services Corporation
11250 Waples Mill Road, Suite 500
Fairfax, VA 22030
Attn.: Lease Administrator
or at such other place or places as may be hereafter designated by Sublessor. Such rent payments shall be paid by federally insured bank check, wire transfer or certified funds.
     5.3 Sublessee hereby acknowledges that late payments to Sublessor of rent or other sums due hereunder will cause Sublessor to incur costs not contemplated by this Sublease, the exact amount of which shall be extremely difficult to ascertain. If any rent or other sum due from Sublessee is not received by Sublessor within five (5) days after its due date, then Sublessee shall pay to Sublessor a late charge equal five (5) percent of such overdue amount plus any reasonable attorney’s or collection agencies’ fees incurred by Sublessor by reason of Sublessee’s failure to pay rent and/or other charges hereunder. Sublessor’s acceptance of such late charges shall not constitute a waiver of Sublessee’s default with respect to such overdue amount or stop Sublessor from exercising any of the other rights and remedies granted hereunder. All rent and other sums of whatever nature owed by Sublessee to Sublessor under this Lease that remain unpaid for more than five (5) days after its due date shall bear interest at the rate of ten percent (10%) per annum (or, if lower, the highest lawful rate) from the date due until paid.
6. TAXES
          Sublessor shall pay the real estate taxes in accordance with the Master Lease. Sublessee shall pay any and all taxes on the Sublessee’s contents, inventory and/or movable furnishing and fixtures located in the Subleased Premises and all taxes on all utilities used and consumed on Subleased Premises.
7. INSURANCE
     7.1. Sublessee shall maintain at all times during the term of this Agreement, and while Sublessee’s property is located on the Subleased Premises, all insurance required by the Master Lease per Paragraph 4.13, and shall deliver to Sublessor a certificate of insurance showing such coverage prior to the commencement of the Sublease.
     7.2. From and after the commencement of occupancy by Sublessee, the Sublessee shall protect, indemnify and hold harmless the Sublessor from and against any and all liability to third parties incurred by any acts of neglect of the Sublessee or any of its agents, servants or employees in, on or about the Subleased Premises. Sublessee shall at all times and at its own cost and expense maintain comprehensive public liability and property damage insurance for the Subleased Premises with a single combined limit of not less than $2,000,000 per incident naming Sublessor and Landlord as additional insured and insuring against all liability of Sublessee and its authorized representatives arising out of and in connection with Sublessee’s use or occupancy of the Subleased Premises.
     7.3. Sublessee shall assume the risk of damage to any fixtures, goods, inventory, merchandise, equipment, furniture and leasehold improvements and Sublessor shall not be liable for injury to Sublessee’s business or any loss of income therefrom relative to such damage. In addition to maintaining public liability and property damage for the Subleased Premises Sublessee shall at all times during the term of this Lease, and at its own cost and expense, procure and continue in force the following insurance coverage:
a.)	“All risk” coverage insurance, in an amount equal to the full replacement value of all fixtures, furniture, equipment and other personal property located on the Premises, together with improvements installed by or at the expense of the Sublessee, for one hundred percent (100%) of the current replacement value of such property.

b.)	Worker’s Compensation in an amount not less than required by law and employers’ liability insurance of no less than a million dollars ($1,000,000.00).

c.)	Business interruption insurance with sufficient coverage to provide for payment of rent and other fixed costs during any interruption of Sublessee’s business by reason of fire or other similar cause.

d.)	Plate glass insurance on the Subleased Premises.
     7.4. Insurance Policies — The limits of said insurance policies shall not however, limit the liability of Sublessee hereunder. If Sublessee fails to procure and maintain said insurance, Sublessor may, but shall not be required to, procure and maintain same, but at the expense of Sublessee. Insurance required hereunder shall be in companies with a Best rating of AXII or better and each policy shall provide that is not subject to cancellation or reduction in coverage except after thirty (30) days’ written notice to Sublessor and Landlord. Sublessee shall deliver to Sublessor prior to occupancy of the Subleased Premises certificates evidencing the existence and amounts of such insurance and naming Sublessor and Landlord as additional insured, and shall not materially change such policies except after thirty (30) days prior written notice to Sublessor.

8. INTERIOR IMPROVEMENTS
          Sublessee agrees to accept, subject to a walk through, the Subleased Premises in its existing condition and “as-is” condition without any faults, if any, therein, except for latent defects therein to the extent and only to the extent Sublessor is likewise entitled to proceed against and recover from Landlord under the Master Lease for and on account of such latent defects in the Subleased Premises. Notwithstanding the above, Sublessor shall deliver the Premises and all improvements and equipment, including but not limited to, structural, roof, mechanical, electrical, lighting, flooring, plumbing, doors, locks, carpeting, load levelors, bumpers, glass and ceiling tiles in good working condition, normal wear and tear excepted. Sublessor covenants to Sublessee that it has no knowledge of any defect in the Subleased Premises.
          Sublessee shall not make any alterations, additions, or improvements to the Subleased Premises without Sublessor’s and Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, and shall be in compliance with the Master Lease. Sublessee shall be responsible for the cost of Sublessee’s alterations, additions, and improvements, which shall be constructed by Sublessee or its contractor in accordance with plans and specifications approved by Sublessor and Landlord.
9. INDEMNIFICATION OF SUBLESSOR
          Sublessee shall defend, indemnify and hold Sublessor harmless from and against any and all claims, actions, demands, liability and expense in connection with loss of life, personal injury and/or property damage arising from or out of any occurrence in, upon or at the Subleased Premises, or the occupancy or use by Sublessee of the Subleased Premises or any part thereof, which is occasioned wholly or in part by any act of Sublessee, its agents, contractors, employees or invitees. Sublessee shall further indemnify, defend and hold harmless Sublessor from and against any and all claims liability and expense (including without limitation attorney’s fees) arising from any breach or default in the performance of any obligation on Sublessee’s part to be performed under the terms of this Sublease as well as the terms, covenants and conditions of the Master Lease which Sublessee has agreed to perform under this Sublease. The provisions of this Paragraph 9 shall survive the expiration date with respect to any damage, injury, death, breach or default occurring prior to such termination. In the event Sublessor shall, without fault on its part, be made a party to any litigation commenced by or against Sublessee, then Sublessee shall protect and hold Sublessor harmless and shall pay all costs, expenses and reasonable attorney’s fees incurred or paid by Sublessor in connection with such litigation.
10. USE
     10.1 The Subleased Premises shall be used and occupied only for the purpose of general warehouse and distribution purposes and such other uses as may be permitted by zoning ordinances to the extent permitted under the Master Lease.
     10.2 Sublessee shall not change the use without the prior written consent of Sublessor and the Lessor under the Master Lease. Any change in use by Sublessee without such consent shall be void and, at the option of Sublessor, shall terminate this Sublease and Sublessor may pursue any and all remedies provided herein.
     10.3 Sublessee shall, at Sublessee’s expense, comply promptly with all applicable statutes, ordinances, rules, regulations, orders, restrictions of record, and requirements in effect during the term or any part of the term hereof regulating the use by Sublessee of the Subleased Premises. Sublessee shall not use or permit the use of the Premises in any manner that will tend to create waste or a nuisance or, if there shall be more than one tenant of the building in which the Premises are located, which shall tend to disturb such other tenants.
11. SECURITY DEPOSIT
          Upon execution of this agreement, Sublessee shall deposit with Sublessor an amount of sixteen thousand dollars and 00 cents, ($16,000) (hereinafter referred to as “Security Deposit”) as security for compliance with the term of the Sublease. If Sublessee fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Sublease, Sublessor may from time to time in its sole discretion, without prejudice to any other remedy, following written notice to Sublessee including an explanation the reasons for the application or use, apply the Security Deposit to the extent necessary to make good any arrearages of rent and any other damage, injury, expense or liability suffered by Sublessor by such Event of Default. Following any such application of the Security Deposit, Sublessee shall pay to Sublessor within ten (10) days of written notice as additional rent the amount so applied in order to restore the Security Deposit to the original amount and Sublessee’s failure to do so shall be a material breach of this Sublease. Sublessor shall not be required to keep said deposit separate from its general accounts. Within approximately thirty (30) days after the Sublease Expiration Date and after the Subleased Premises have been timely vacated in good order and repair, broom clean and inspected and keys returned to Sublessor, then Sublessor shall return said Security Deposit to Sublessee, less such portion of the Security Deposit as Sublessor shall have used to satisfy Sublessee’s obligations under the Sublease. If a default under this Sublease shall occur more than two (2) times within any twelve (12) month period irrespective of whether or not such Event of Default is cured, then, without limiting Sublessor’s other right and remedies provided for in this Sublease or at law or equity, the Security Deposit shall be increased by one and one half (1.5) times the original Security Deposit. Sublessee shall have twenty (20) day to remit the additional monies after its receipt of Sublessor’s written demand for said increase in the Security Deposit.
12. UTILITIES
          Throughout the term, Sublessee shall pay for of all utilities to include water, gas, electricity, heat, light, power, sewer, refuse and trash collection, and other utilities and services used on the Subleased Premises, all maintenance charges for utilities, and any storm sewer charges or other similar charges for utilities imposed by any governmental entity or utility provider, pertaining to Sublessee’s use of the Subleased Premises. Landlord and Sublessor shall not be liable for any interruption or failure of utilities or any other service to the Subleased Premises or Master Lease Premises and no such interruption or failure of utilities shall result in the abatement of rent hereunder.
13. DEFAULT OF SUBLESSEE
     13.1. Each of the following shall constitute an Event of Default: (a) Sublessee’s failure to make any payment of the Basic Annual Rent, additional rent or any other sum on or before its due date; (b) Sublessee’s violation or failure to perform or observe any other covenant or condition of this Sublease within ten (10) days following Sublessor’s written notice to Sublessee; provided however, that if the nature of Sublessee’s obligation is such that more than ten (10) days are reasonably required for performance, then Sublessee shall not be in default if Sublessee commences performance within such ten (10) day period and thereafter diligently and continuously prosecutes the same to completion, as long as the Landlord has not declared such violation of failure an Event of Default under the Master Lease.; (c) Sublessee’s abandonment of any portion of the Subleased Premises; (d) (1) The making by Tenant of any general assignment or general arrangement for the benefit of creditors, (2) the filing by or against Sublessee of a petition in bankruptcy, including reorganization or arrangement, unless, in the case of a petition filed against Sublessee, unless the same is dismissed within twenty (20) days, (3) the appointment of a trustee or receiver to take possession of substantially all of Sublessee’s assets located in the Subleased Premises or of Sublessee’s interest in this Lease, (4) any execution, levy, attachment or other process of law against any property of Sublessee or Sublessee’s interest in this Lease, unless the same is dismissed within twenty (20) days, (5) adjudication that Sublessee is bankrupt, (6) the making by Sublessee of fraud of creditors, or the failure of Sublessee to generally pay its debts as they become due; (e) any information furnished by or on behalf of Sublessee to Sublessor in connection with the entry of this Lease is determined to have been materially false, misleading or incomplete when made; or (f) any assignment, subletting or other transfer for which the prior consent or Sublessor is required under this Sublease and has not been obtained, (g) Sublessee’s dissolution or liquidation; or (h) Sublessee’s failure to comply, perform or observe any of the terms and provisions set forth in the Lease.
     13.2. If there shall be an Event of Default, then the Sublessor shall have the right, at its sole option, to terminate this Sublease in which case Sublessee shall immediately surrender possession of the Premises to Sublessor and, in addition to any other rights and remedies, Sublessor may have at law and in equity, Sublessor shall have the following rights: (a) to re-enter the Subleased Premises then or at any time thereafter and remove all persons and property and possess the subleased Premises, without prejudice to any other remedies Sublessor may have by reason of Tenant’s default or of such termination, and Sublessee shall have no further claim hereunder; (c) To recover all space damages incurred by Sublessor by reason of the default, including without limitation all damages allowed per the Master Lease and any Additional Rent or damages which may be sustained by reason of such Event of Default and all reasonable costs, fees and expenses (including without limitation reasonable attorney’s fees, brokerage fees, reasonable expenses incurred in placing the Subleased Premises in the condition received at delivery) incurred by Sublessor in pursuit of its remedies and in renting the Subleased Premises to others.
     13.3. Sublessee waives any right to redemption, re-entry or restoration of the operation of this Sublease under any present or future law.
     13.4. Sublessor’s rights and remedies set forth in the Sublease are cumulative and in addition to Sublessor’s other rights and remedies at law or equity. The termination of this Sublease shall not terminate or impair Sublessor’s remedies for breach of contract, including, without limitation, for damages equal to the net rental value of the Sublease for the entire Sublease Term. Sublessor’s exercise of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. Sublessor’s delay or failure to exercise or enforce any of Sublessor’s rights or remedies or Sublessee’s obligations shall not constitute a waiver of any such rights, remedies or obligations.
14. OBLIGATIONS OF SUBLESSOR
          Sublessor agrees to make all the payments as provided for in the Master Lease in accordance with its terms, and to comply with or perform all obligations of the Tenant under the Master Lease that Sublessee has not assumed under this Sublease. Sublessor further agrees that Sublessee has the optional right, at Sublessee’s sole discretion, to make any payment, in any amount, to the Landlord if Sublessor defaults on any payment to the Landlord. Sublessor also agrees that Sublessee may choose at Sublessee’s sole discretion, to cure Sublessor’s default under Sublessor’s breach of the Master

Lease after providing notice to Sublessor of its intentions to do so. All Sublessee’s costs, expenses and payments paid or incurred by Sublessee in curing such default shall be refunded by Sublessor to Sublessee within thirty (30) days following notice from Sublessee. If Sublessor has not refunded such costs within thirty (30) days after written notice from Sublessee, and provided Sublessee has not caused the defaults under this Sublease or the Master Lease, the unpaid amount may be deducted from Sublessee’s payments which are obligated to pay to Sublessor by Sublessee under the Sublease. In the event that (i) Sublessor’s default under the Master Lease results in the termination of the Master Lease and (ii) such default is not caused in whole or in part by the action or inaction of the Sublessee, this Sublease shall terminate as of the date of termination of the Master Lease and Sublessee shall have no further obligation to pay the unpaid balance of the Rent. If, as a result of any breach or default by Sublessor in the performance of any of the provisions of this Sublease and/or Master Lease (whether or not such default is later cured), Sublessee uses the services of an attorney in order to secure compliance with such provisions or recover damages therefore, or to terminate this Sublease, Sublessor shall reimburse Sublessee upon demand for any and all reasonable attorney’s fees, costs and expenses so incurred by Sublessee. Sublessor further agrees to pay interest at the rate of ten percent (10%) per annum from the date of default to the date of the cure on any amount determined to be a breach of this Sublease, whether or not such default is later cured by Sublessor.
15. ASSIGNMENT AND SUBLETTING
          Sublessee shall not assign this Sublease or further sublet all or part of the Subleased Premises without the prior written consent of Sublessor (and the consent of Landlord, if such is required under the terms of the Master Lease) which consent shall not be unreasonably withheld or delayed by Sublessor. Any assignment, sublease or transfer without the prior written consent of Sublessor and Landlord shall be null and void at Sublessor and/or Landlord’s option.
16. TERMINATION OR EXPIRATION
          At or before expiration of this Agreement, or the date of any earlier termination, Sublessee shall, at its own cost and expense, remove its property located at the Subleased Premises and restore the Subleased Premises to the satisfaction of Sublessor, and in accordance with the Master Lease, excepting ordinary wear and tear in a broom, clean condition. If Sublessee fails to remove its property within this time, Sublessor may either remove the property itself and recover all costs of such removal from Sublessee, or Sublessor may assume ownership and title to the property at no cost. All payments due under this Agreement and the Master Lease Agreement shall continue until the Sublessee’s property has been removed from the Subleased Premises and the Subleased Premises have been restored to the reasonable satisfaction of Sublessor and Lessor, ordinary wear and tear excepted.
17. ATTORNEY’S FEES
          If, as a result of any breach or default by Sublessee in the performance of any of the provisions of this Sublease and/or Master Lease (whether or not such default is later cured), Sublessor uses the services of an attorney in order to secure compliance with such provisions or recover damages therefore, or to terminate this Sublease or evict Sublessee then Sublessee shall reimburse Sublessor upon demand for any and all reasonable attorney’s fees, costs and expenses so incurred by Sublessor with such amounts being deemed additional rent. Sublessee further agrees to pay interest at the rate of ten percent (10%) per annum from the date of default to the date of the cure on any amount determined to be a breach of this Sublease, whether or not such default is later cured by Sublessee.

18. NOTICES
          Any notice provided for in this Sublease shall be in writing and shall be deemed given if delivered by personal delivery, by certified mail, return receipt requested, or by express courier (such as but not limited to, Federal Express or UPS Next Day or Second Day Delivery). The parties’ addresses for notices are as follows:

To Sublessor:	CORT Business Services
ATTN: Senior Vice President Real Estate
11250 Waples Mill Road, Suite 500
Fairfax, VA 22030

With Copy to:	CORT Furniture Rental
1231 East Dyer Road
Suite 120
Santa Ana, CA 92705
ATTN: Service Center Vice President

To Sublessee:	Atlantic Diving Supply, Inc.
477 Viking Drive, Suite 350
Virginia Beach, VA 23452

To Landlord:	Mission Trails, LLC
c/o Kennedy Associates Real Estate Counsel, Inc.
Attn: Senior Vice President- Asset Management 1215 Fourth
Avenue, Suite 2400
Seattle, WA 98161,

With Copy to:	New Tower Trust Company
Multi- Employer Property Trust
Attn: President/ MEPT or Patrick O. Mayberry
Three Bethesda Metro Center, Suite 1600
Bethesda, Maryland 20814

And a Copy to:	CB Richard Ellis
4365 Executive Drive Suite 1600
San Diego, CA 92121
Attn: Senior Real Estate Manager
19. MISCELLANEOUS
          19.1. No Representations. Sublessee acknowledges that neither Sublessor nor any broker, agent or employee of Sublessor has made any representations or promises with respect to the

Subleased Premises, the Building or the Project except as herein expressly set forth, and no rights, privileges, easements or licenses are being acquired by Sublessee except as herein expressly set forth.
          19.2. No Partnership. Nothing contained in this Sublease shall be deemed or construed to create a partnership or joint venture of or between Sublessor and Sublessee, or to create any other relationship between the parties hereto other than that of Sublessor and Sublessee.
          19.3. Authority. Sublessor and Sublessee covenant each for itself that each has full right, power and authority to enter into this Sublease upon the terms and conditions herein set forth. The Sublessor covenants that Sublessee, upon payment of the rents and performing the terms, conditions, and covenants herein contained, shall peacefully and quietly have, hold, and enjoy the Premises during the full term of this Sublease, and any extension hereof, from all persons claiming through Sublessor and/or Landlord. Sublessor further covenants that, as of the date of this Sublease, there is no event which is, or with notice or lapse of time or both would be, an Event of Default under the Master Lease. If Sublessee signs as a corporation, each of the persons executing this Sublease on behalf of Sublessee does hereby covenant and warrant that Sublessee is a duly authorized and existing corporation, qualified to do business in the state in which the Subleased Premises is located, that the corporation has full right and authority to enter into this Sublease, and that each and both persons signing on behalf of the corporation were authorized to do so.
          19.4. Additional Rent. All other costs and expenses which Sublessee assumes or is required to pay to Sublessor pursuant to this Sublease shall be deemed to be “additional rent” and, in the event of nonpayment thereof, Sublessor shall have all the rights and remedies provided for in the case of nonpayment of rent, including assessment of interest and late fees.
          19.5. No Recording. This Sublease shall not be recorded in any office legally established for the purpose of giving public notice of real estate records and any attempt to do so may be treated by Sublessor as an Event of Default under this Sublease. In the event Sublessee does record this Sublease or any memorandum thereof, Sublessee, by such act irrevocably constitutes and appoints Sublessor as its special attorney-in-fact to execute any and all documents required to remove the Sublease or any memorandum thereof from the public records.
          19.6. Captions. Section headings are used for convenience and shall not be considered when construing this Sublease.
          19.7. Severability. If any term or provision of this Sublease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Sublease, or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Sublease shall be valid and be enforceable to the fullest extent permitted by law.
          19.8. Time is of the Essence. Time is of the essence with respect to each and every obligation of Sublessor and Sublessee under this Sublease.
          19.9 Signage. Signage shall be governed by Paragraph 4.23 of the Master Lease.
          19.10. Entire Agreement. This Sublease contains the entire agreement of the parties in regard to the Subleased Premises and this Sublease and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Sublease shall be of any force or effect. This Sublease may not be amended, modified or changed in whole or in part in any manner other than by an agreement in writing duly signed by both parties hereto.
          19.11. Benefit and Burden. The provisions of this Sublease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective heirs, executors, administrators, successors, and assigns.
          19.12. Gender and Number. Feminine or masculine pronouns shall be substituted for those of the neuter form, and the plural shall be substituted for the singular number, in any place or places herein in which the context may require such substitution or substitutions. Sublessor and Sublessee herein for convenience have been referred to in the neuter form.
          19.13. Survival. Sublessee’s liabilities existing as of the expiration or earlier termination of the Term shall survive such expiration or earlier termination.
          19.14. Interpretation. Should any provision of this Sublease require judicial interpretation, it is agreed that the court interpreting or considering same shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that all parties hereto have participated in the preparation of this Sublease and that legal counsel was consulted by each party hereto (or opportunity for such legal consultation afforded to each party) before the execution of this Sublease.
IN WITNESS WHEREOF, the parties hereto have executed the Sublease as of January 30, 2009.

SUBLESSOR:	SUBLESSEE:

CORT Business Services	Atlantic Driving Supply Inc.

/s/ [ILLEGIBLE]	/s/ Chares M. Salle

Title: Senior Vice President of Real Estate	Title: Vice President

ATTEST:	ATTEST:

/s/ Suzanne Kaul	/s/ Suzanne Kaul

CONSENTED TO:
LANDLORD:

By: